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                                                                    EXHIBIT 10.1

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

            THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of NOVEMBER 9, 2004, by and between PANHANDLE STATE BANK, an Idaho banking corporation ("PSB") and PAMELA RASMUSSEN ("Employee"). This Agreement became effective as of NOVEMBER 2, 2004 (the "Effective Date"), upon consummation of the merger (the "Merger") of Magic Valley Bank ("Magic Valley") with and into PSB under the terms of the Plan and Agreement of Merger dated as of July 23, 2004 (the "Merger Agreement").

                                    RECITALS

            A. Employee was employed by Magic Valley in an executive management capacity, and she held the position of Senior Vice President and CFO of Magic Valley at time of the Merger.

            B. PSB desires to employ Employee, and Employee wishes to accept such employment, from and after the Effective Date pursuant to the terms set forth in this Agreement.

                                    AGREEMENT

1) TERM OF AGREEMENT. The term of this employment agreement is two (2) years, commencing on the Effective Date (the "Term"). Should Employee's employment with PSB continue beyond the Term, she will be considered an at-will employee.

2) EMPLOYMENT. PSB will continue Employee's employment during the Term, and Employee accepts employment by PSB on the terms and conditions set forth in this Agreement. Effective November 9, 2004, Employee's title will be "Senior Vice President and Chief Operating Officer, Panhandle State Bank."

3) DUTIES OF EMPLOYEE. Employee will report directly to PSB's Chief Financial Officer (CFO). Employee will be responsible for PSB's operational performance, as determined by PSB's CFO.

4) COMMITMENT OF EMPLOYEE. Employee will use her best efforts to perform her duties and will devote full time and attention to these duties during working hours. Employee may engage in non-bank business activities with prior approval of the PSB Board of Directors, which approval will not be unreasonably withheld.

5) SALARY. Employee will receive an annual base salary of $110,000, to be paid in accordance with PSB's regular payroll schedule. The Human Resource Committee of the PSB Board will review Employee's salary in connection with its performance review on an annual basis. During the Term, Employee's base salary may not be decreased.

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6)    OTHER COMPENSATION. For 2004, Employee will be eligible to receive a bonus pursuant to Magic Valley's bonus plan in effect as of the date of this agreement. Commencing in 2005, Employee will participate in PSB's Short-Term Bonus Program and will be eligible for other incentives that will be administered by PSB's Human Resource Committee. In addition:

      a) Employee is eligible to participate in PSB's 401K retirement plan with employer match of 50% of first 8% of salary contributed.

      b) Effective ___________, PSB will cause Intermountain Community Bancorp ("IMCB"), the parent company of PSB, to grant Employee options to purchase 1,000 shares of IMCB common stock.

      c) Employee may receive additional stock options annually, based on performance evaluation at the discretion of the Board of Directors.

      d) Following the Effective Date, PSB caused IMCB, the parent company of PSB, to enter into a Stock Purchase Agreement with Employee, substantially in the form attached to this Agreement as Exhibit A.

      e) As provided in Section 6.5.5 of the Merger Agreement, PSB has agreed to assume and discharge the obligations of Magic Valley under that certain Life Insurance Endorsement Method Split Dollar Agreement between Magic Valley and Employee.

7) VACATION AND BENEFITS. Employee is eligible for four (4) weeks of paid vacation per year. Unused vacation time will not be carried over. Additional benefits include life insurance of $50,000 for Employee and $2,000 for Employee's spouse and $2,000 for each dependent, and miscellaneous firm-wide benefits such as free checking account, safe deposit box, no fee investments, etc. Employee will be eligible to participate in such other of PSB's employee benefit plans and to receive such other benefits for which her level of employment makes her eligible, in accordance with PSB's policies in effect from time to time during the Term. Employee will also be entitled to a social membership at a country club located in the vicinity of Sandpoint or Coeur d'Alene, Idaho.

8)    TERMINATION AND SEVERANCE PROVISIONS.

      a) Termination Benefit. If, during the Term, PSB terminates Employee's employment with PSB without Cause (as defined below) or Employee terminates for Good Reason (as defined below), Employee will be entitled to receive a termination payment equal to two (2) times Employee's annual base salary at the time of termination (the "Termination Benefit"). The Termination Benefit will be paid over a two-year period in accordance with the payroll schedule that applies to other salaried employees of PSB.

      b) Limitation on Payment. Notwithstanding anything in this Agreement to the contrary, the Termination Benefit shall not exceed an amount equal to One Dollar ($1.00) less that the amount which would cause the payment, together with any other payments received from PSB and/or IMCB, to be a "parachute payment" as defined in Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended.

      d)    Definition of Cause. "Cause" means any one or more of the following:

            i) Willful misfeasance or gross negligence in the performance of Employee's duties;

            ii)   Conviction of a crime in connection with such duties; or

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            iii)  Conduct demonstrably and significantly harmful to the financial condition of the Magic Valley, PSB and/or IMCB.

      e)    Good Reason. "Good Reason" means any of the following:

            i)    Substantial diminution of Employee's duties;

            ii)   Diminution of Employee's compensation; or

            iii) Significant relocation, where Significant means a change of more than 60 miles (one way) in Employee's commute if Employee does not agree to move.

      f) Voluntary Termination. Notwithstanding the provisions of Section 8(a) of this Agreement, if after the first anniversary of the Effective Date, Employee voluntarily terminates her employment with PSB, Employee will be entitled to receive her then-current base salary for the remainder of the Term (the "Voluntary Termination Benefit"). The Voluntary Termination Benefit will be paid over the remainder of the Term in equal regular periodic payments without interest in accordance with the payroll schedule that applies to other salaried employees of PSB.

9) CONFIDENTIALITY. Employee will not, after signing this Agreement, including during and after its Term, use for her own purposes or disclose to any other person or entity any confidential information concerning Magic Valley, PSB or their business operations or customers, unless (a) PSB consents to the use or disclosure of its confidential information, (b) the use or disclosure is consistent with Employee's duties under this Agreement, (c) disclosure is required by law or court order, or (d) the information becomes or is made public. Confidential information includes, but is not limited to, financial information, customer lists, marketing strategies, and business plans.

10) RETURN OF PSB PROPERTY. If and when Employee ceases, for any reason, to be employed by PSB, Employee must return to PSB all keys, pass cards, identification cards and any other property of PSB. At the same time, Employee also must return to PSB all originals and copies (whether in hard copy, electronic or other form) of any documents, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of PSB. The obligations in this Section 10 include the return of documents and other materials which may be in Employee's desk at work, in Employee's car or place of residence, or in any other location under Employee's control.

11) NON-SOLICITATION. Employee will not solicit or cause to be solicited for employment any employee of PSB for a period of two (2) years following Employee's termination; nor solicit or cause to be solicited the business and/or accounts of customers of PSB for a period of two years following Employee's termination.

12) NON-COMPETITION. Except as otherwise expressly provided in this Agreement, while Employee is employed by PSB and for any period during which Employee is receiving or is entitled to receive payments pursuant to Section 8 (a) or (c) of this Agreement, Employee will not become involved with a Competing Business or serve, directly or indirectly, a Competing Business in any manner, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, "founder," employee, consultant, or

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      agent; provided, however, that Employee may acquire and passively own an interest not exceeding 2% of the total equity interest in a Competing Business. For purposes of this Agreement, the term "Competing Business" means any financial service institutions, including without limitation banks, insurance companies, leasing companies, mortgage companies, and brokerage firms that engage in business within a 90 mile radius of Sandpoint, Idaho (the "Noncompetition Area"). Notwithstanding the previous sentence, "Competing Business" does not include a financial service institution with an office located within the Noncompetition Area, so long as Employee will not be engaged in any business activity within the Noncompetition Area.

13)   ENFORCEMENT.

      a) PSB and Employee stipulate that, in light of all of the facts and circumstances of the relationship between Employee and PSB, the agreements referred to in Sections 11 and 12 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of PSB's goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Employee and PSB request the court to reform these provisions to restrict Employee's ability to compete with PSB to the maximum extent, in time, scope of activities, and geography, that the court finds enforceable.

      b) Employee acknowledges that PSB will suffer immediate and irreparable harm that will not be compensable by damages alone, if Employee repudiates or breaches any of the provisions of Sections 11 and 12 or threatens or attempts to do so. For this reason, under these circumstances, PSB, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary, and permanent injunctions in order to prevent or restrain the breach, and PSB will not be required to post a bond as a condition for the granting of this relief.

14) ADEQUATE CONSIDERATION. Employee specifically acknowledges the receipt of adequate consideration, including without limitation the Termination Benefit, identified in Section 8, if due and owing, for the covenants contained in Sections 11 and 12 and that PSB is entitled to require her to comply with those Sections regardless of the reason(s) for Employee's separation of employment with PSB. Sections 11 and 12 will survive termination of this Agreement, but will expire no later than two years from the date of the termination of employment. Employee represents that if her employment is terminated, whether voluntarily or involuntarily, Employee has experience and capabilities sufficient to enable Employee to obtain employment in areas which do not violate this Agreement and that PSB's enforcement of a remedy by way of injunction will not prevent Employee from earning a livelihood.

15) ENTIRE AGREEMENT. This Agreement and Exhibit A to this Agreement constitute the entire understanding between the parties concerning its subject matter and supersede all prior agreements. Accordingly, Employee specifically waives the terms of and all of Employee's rights under any severance provisions of any employment and/or change-in-control agreements, whether written or oral, previously entered into with Magic Valley and/or PSB.

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16) MISCELLANEOUS PROVISIONS.

      a) Choice of Law. This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Idaho.

      b) Arbitration. Any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof, will, upon the request of any party involved, be submitted to, and settled by, arbitration pursuant to the rules then in effect of the American Arbitration Association (or under any other form of arbitration mutually acceptable to the parties so involved). Any award rendered will be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum having jurisdiction. The arbitrator will render a written decision, naming the substantially prevailing party in the action, and will award such party all costs and expenses incurred, including reasonable attorneys' fees. Notwithstanding the foregoing, if Employee violates Sections 11 or 12, PSB will have the right to initiate the court proceedings described in Section 13(b), in lieu of an arbitration proceeding under this Section 16(b). PSB may initiate these proceedings wherever appropriate within the State of Idaho; but Employee will consent to venue and jurisdiction in Bonner County, Idaho.

      c) Attorney Fees. In the event of any breach of or default under this Agreement which results in either party incurring attorney or other fees, costs or expenses (including in arbitration), the prevailing party will be entitled to recover from the non-prevailing party any and all such fees, costs and expenses, including attorneys' fees.

      d)    Successors.

            (i) This Agreement will bind and inure to the benefit of the Parties and each of their respective affiliates, legal representatives, heirs, Successors and Assigns (as defined below).

            (ii) For PSB only, the term "Successors and Assigns" means any person or entity which buys all or substantially all of PSB's or IMCB's assets, or with which either of them merger or consolidate.

      e) Amendment. This Agreement may be amended only in a writing signed by the Parties.

      f) Headings. The headings of sections of this Agreement have been included for convenience of reference only. They will not be construed to modify or otherwise affect in any respect any of the provisions of the Agreement.

      g) Counsel Review. Employee acknowledges that she has had the opportunity to consult with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.

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      h)    Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

EXECUTED by each of the Parties effective as of the date first stated above.

PSB                                           EMPLOYEE
Panhandle State Bank

By: _____________________________             __________________________________
    Chief Executive Officer                   Pamela Rasmussen

Date ____________________________             Date _____________________________

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                                                                       Exhibit A

                                     FORM OF
                            STOCK PURCHASE AGREEMENT

      THIS AGREEMENT is effective the ____ day of ____________, 200__ between Intermountain Community Bancorp (IMCB) and PAMELA RASMUSSEN (Employee).

                                    RECITALS

            A. On date of execution hereof, IMCB is willing to provide a bonus to Employee upon the terms and conditions set forth herein.

            B. As consideration for receipt of said bonus, Employee will be bound to a right of first refusal for repurchase of the shares by IMCB of any and all IMCB stock obtained as part of this Agreement.

      WHEREFORE, BASED UPON THE FOREGOING RECITALS AND THE TERMS AND CONDITIONS CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

      1. Prior to December 15, 2005, Employee shall purchase shares of IMCB stock for an aggregate purchase price of up to $9,000.00. Such purchases shall be made on the open market. In the event Employee completes the stock purchase as required by this agreement, IMCB shall pay to Employee in the form of a bonus the lesser of the actual dollar amount of stock purchased including fees and/or commissions or $9,000, which shall be paid in three annual installments of $3,000.00 per year, with the first payment due on or before December 15, 2005, and like annual payments due on or before the 15th day of December of 2006 and 2007. All annual payments shall be subject to standard withholding taxes.

      2. All shares of IMCB stock obtained as part of this Agreement are subject to a right of first refusal for repurchase by IMCB.

      3. The annual bonus payments identified herein shall not be considered earned until actually paid pursuant to this agreement and to qualify for each annual payment, Employee must

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still be a full time employee on each payment date. Any vested and unpaid bonus will be forfeited if Employee leaves the employment of the bank (1) by his own volition; or (2) is terminated for just cause. Under the following circumstances, Employee will become fully vested and will be entitled to be paid, in cash, the balance of the bonus amount upon the following events:

            (a)   Death;

            (b)   Permanent disability;

            (c) In the event more than fifty (50%) percent of the stock of IMCB is sold constituting a change of control as a result of a merger or similar acquisition transaction;

            (d) In the event that the Employee is re-assigned by IMCB to another organization that is not directly controlled by IMCB; or

            (e)   By mutual consent of IMCB and the Employee.

      4. The benefits contemplated by this agreement are hereby expressly declared to be non-assignable and any such attempt at assignment shall be void and of no effect.

      5. This agreement shall be binding upon and shall inure to the benefit of the parties and their successors or assigns.

IMCB                                                          EMPLOYEE

By: _____________________________           ____________________________________
    Chief Executive Officer                 Pamela Rasmussen

Date ____________________________           Date _______________________________

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